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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.          )*
                                          ---------


                    Guaranty Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

             Common Stock, $1.25 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   401086103
                  --------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 pages

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CUSIP No. 401086103                  13G             Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ferguson, Andrews Investment Advisers, Inc.
      I.D. No. 541609586

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

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 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Commonwealth of Virginia
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                               5     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   88,600
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     88,600
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON


       88,600
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.59%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


       IA
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

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                                  SCHEDULE 13G



Item 1(a)        NAME OF ISSUER:
                 Guaranty Financial Corporation

Item 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 1658 State Farm Boulevard,
                 Charlottesville, Virginia 22911




Item 2(a)        NAME OF PERSON FILING:
                 Ferguson, Andrews Investment Advisers, Inc.

Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                 2560 IVY ROAD
                 CHARLOTTESVILLE, VA  22903

Item 2(c)        CITIZENSHIP:
                 Commonwealth of Virginia

Item 2(d)        TITLE OF CLASS OF SECURITIES:
                 Common Stock, $1.25 par value

Item 2(e)        CUSIP NUMBER:
                 401086103

Item 3           TYPE OF REPORTING PERSON:
                 Investment Adviser registered under
                 Section 203 of the Investment Advisers
                 Act of 1940.

Item 4(a)        AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:
                 88,600 shares of common stock

Item 4(b)        PERCENT OF CLASS:
                 9.59%

Item 4(c)        DEEMED VOTING POWER AND DISPOSITION POWER:
                 (i)   sole power to vote or to direct the vote: N/A
                 (ii)  shared power to vote or to direct the vote: 88,600
                 (iii) sole power to dispose or to direct the disposition of:
                       N/A
                 (iv)  shared power to dispose or to direct the disposition of:
                       88,600

Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                 N/A

Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON: N/A





                              Page 3 of 4 pages
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Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                 WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP: N/A

Item 9           NOTICE OF DISSOLUTION OF A GROUP:
                 N/A

Item 10          CERTIFICATION:
                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 SIGNATURE:
              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 Date:  Feb. 12, 1997
                                   FERGUSON, ANDREWS INVESTMENT ADVISERS, INC.


                                   /s/ KENNETH L. NEATHERY

                                   Kenneth L. Neathery
                                   President



** Please call Alan Garrison at (540) 886-9346 with questions regarding this filing.





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